Exhibit 10.1

AMI PARTICIPATION AGREEMENT

THIS AGREEMENT made effective as of the 17 day of September, 2013

BETWEEN:

Downhole Energy LLC., a Limited Liability Company with its executive office at 1101 Ridge Rd. Suite 110, Office Box 10 , Rockwall, TX 75087 (the "Vendor")

OF THE FIRST PART

AND:

Enertopia Corporation, a company with an office at Suite 950 1130 West Pender, Vancouver, BC, V6E 4A4 Canada (the "Company")

OF THE SECOND PART

WHEREAS:

A. The Vendor entered in to a letter of intent with the Company dated July 19, 2013 (the “LOI”), pursuant to which the Company can participate in an undivided 100% gross Interest and 75% net revenue interest in right, title in the drilling, completion and production of up to 100 oil wells on certain oil and gas leases as set out in Schedule A (the “Downhole Property AMI”).

B. The Properties are held directly by the Vendor through lease option agreements with the underlying property owners. It is understood that the Company will be earning in development wells being drilled in undeveloped well locations in historically proven oil fields held by the Vendor.

C. The Vendor has supplied the AFE (Authority For Expenditures as set out in Schedule B (the “AFE”) For further clarification if the Company drills wells on the Milford lease the AFE is $130,000 per well. For all other leases as long as the Company drills no less than two wells per drilling program the total cost per well is reduced to $133,000 per well to drill, complete and tie-in to production.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the sum of $1.00 now paid by the Company to the Vendor (the receipt and sufficiency of which is hereby acknowledged), the parties agree as follows:

1.	DEFINITIONS. For the purposes of this Agreement the following words and phrases shall have the following meanings, namely:

	(a)	"Participation" means the participation to drill up to 100 wells an undivided 100% gross and 75% net revenue interest into right, title and interest in each well drilled subject to this agreement;

(b)

"Participation Period" means the period from the date of this Agreement to and including the date of 100 wells being completed which is 4 years from the signing of this agreement or termination of this agreement;

(c)

"Property" means the oil and gas leases located in Forest and Venango Counties, Pennsylvania, as more particularly set out in Schedule "A", hereto, including any replacement or successor oil and gas leases. Any reference herein to any oil leases comprising the Property includes any oil and gas leases or other interests into which such oil and gas leases may have been replaced or converted;

(d)

"Property Rights" means all licenses, permits, easements, rights-of-way, certificates and other approvals obtained by either of the parties either before or after the date of this Agreement and necessary for the development of the proposed oil wells;

(e)	"Shares" means the common shares in the capital of the Company, as constituted on the date hereof, to be issued to the Vendor pursuant to the AMI Participation Agreement;

2.	REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE VENDOR.

	(a)	The Vendor represents and warrants to and covenants with the Company, with the knowledge that the Company relies upon same in entering into this Agreement, that:

		(i)	it has been duly formed and validly exists in good standing with respect to the filing of annual reports under the laws of its jurisdiction of formation;

		(ii)	no proceedings are pending for, and it is unaware of any basis for the institution of any proceedings leading to, its dissolution or winding up or being placed into bankruptcy;

(iii)

it has all requisite power and capacity, and has duly obtained all requisite authorizations and performed all requisite acts, to enter into and perform its obligations hereunder, it has duly executed and delivered this Agreement and such constitutes a legal, valid and binding obligation of it enforceable against it in accordance with the Agreement's terms, and the entering into of this Agreement and the performance of its obligations hereunder does not and will not result in a breach of, default under or conflict with any of the terms and provisions of any of its constituting documents, any resolutions of its partners, any indenture, agreement or other instrument to which it is a party or by which it is bound or the Property may be subject, or any statute, order, judgment or other law or ruling of any competent authority;

(iv)

it is legally entitled to hold the oil and gas lease Rights and will remain so entitled until and always to the extent such is required for the due transfer to the Company of its requisite interest in and to the oil wells it participates in pursuant to this Participation AMI agreement.

(v)

subject to the Company keeping this agreement in good standing, it is, and at the time of each transfer to the Company of an interest in and to the Property pursuant to and upon the exercise of the Option it will be, the beneficial owner of all right, title and interest in and to such transferred interest, free and clear of all liens, charges, claims, liabilities and adverse interests of any nature or kind;

		(vi)	the oil and gas lease agreements have been duly and validly entered into by the Vendor pursuant to the laws of the jurisdiction in which such agreement is governed and is in good standing;

(vii)

to the knowledge of the Vendor there are neither any adverse claims or challenges against, or to the ownership or title to, any of the oil and gas leases comprising the AMI or to the validity or enforceability of any of the lease agreements in respect thereof, nor to the knowledge of the Vendor after due inquiry is there any basis therefor, and there are no outstanding agreements, options or other rights and interests to acquire or purchase the leases or any portion thereof or any interest therein, and no person has any royalty or other interest whatsoever in the production from any of the oil leases comprising the AMI or otherwise except as disclosed in this Agreement;

(viii)

to the knowledge of the Vendor it has the right to use the surface to the extent necessary subject to the overriding oil & gas laws in effect in respect of the AMI which are necessary or desirable to conduct the exploration and development thereof, including but not limited to the activities contemplated in Section 6 hereof;

(ix)	no third party consent of any kind is required by the Vendor to enter into this Agreement and grant the Participation AMI agreement contemplated hereby;

(x)	the Vendor has not conducted any work on the Property that was not in accordance with all applicable environmental laws, orders and rulings;

(xi)

any Shares issued to the Vendor have not been and will not be registered under the United States Securities Act of 1933, as amended (the "1933 Act"), or any State securities laws, and may not be offered and sold, directly or indirectly, in the United States or by or to or for the account or benefit of a U.S. Person (as defined in Regulation S ("Regulation S") promulgated under the 1933 Act) without registration under the 1933 Act and any applicable State securities laws, unless an exemption from registration is available;

(xii)

the Company has no present intention and is not obligated under any circumstances to register the Shares, or to take any other actions to facilitate or permit any proposed resale or transfer thereof in the United States or otherwise by or to or for the account or benefit of a U.S. Person, and in particular, the Vendor and the Company further acknowledge and agree that the Company is hereby required to refuse to register any transfer of the Securities not made in accordance with the provisions of Regulation S, pursuant to registration under the 1933 Act, or pursuant to an available exemption from registration;

(xiii)

in the event that any of the Shares are subject to a hold period or any other restrictions on resale and transferability, the Company will place a legend on the certificates representing the Securities as are required under Securities Act (British Columbia), the Canadian National Stock Exchange or as otherwise required by applicable regulatory authorities;

(xiv)

the Vendor acknowledges and agrees that the Shares will be issued pursuant to pursuant to exemptions (the "Exemptions") from the registration and prospectus requirements of applicable securities laws. The Shares will be subject to a number of resale restrictions, including a restriction on trading. Until the restriction on trading expires, the Vendor will not be able to trade the Shares unless the Vendor complies with an exemption from the prospectus and registration requirements under applicable securities laws. The Vendor acknowledges and agrees that the Vendor will be receiving the Shares as Principal and that the Shares are being issued pursuant to the Exemption provided for in Section 2.13 (Petroleum, Natural Gas and Mining Properties) of National Instrument 45-106 – Prospectus and Registration Exemptions.

(b)

The representations and warranties contained in this section are provided for the exclusive benefit of the Company, and a breach of any one or more thereof may be waived by the Company in whole or in part at any time without prejudice to its rights in respect of any other breach of the same or any other representation or warranty, and the representations and warranties contained in this section shall survive the execution and performance of this Agreement and of any transfers, assignments, deeds or further documents or acts of the parties respecting the Property.

3.	REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE COMPANY.

	(a)	The Company represents and warrants to and covenants with the Vendor, with the knowledge that the Vendor relies upon same in entering into this Agreement, that:

(i)

it has been duly incorporated, amalgamated or continued and validly exists as a corporation in good standing with respect to the filing of annual reports under the laws of its jurisdiction of incorporation, amalgamation or continuation;

(ii)

no proceedings are pending for, and it is unaware of any basis for the institution of any proceedings leading to, its dissolution or winding up or being placed into bankruptcy or subject to any other laws governing the affairs of insolvent corporations;

(iii)

it has all requisite corporate power and capacity, and has duly obtained all requisite corporate authorizations and performed all requisite corporate acts, to enter into and perform its obligations hereunder, it has duly executed and delivered this Agreement and such constitutes a legal, valid and binding obligation of it enforceable against it in accordance with the Agreement's terms, and the entering into of this Agreement and the performance of its obligations hereunder does not and will not result in a breach of, default under or conflict with any of the terms and provisions of any of its constituting documents, any resolutions of its shareholders or directors, any indenture, agreement or other instrument to which it is a party or by which it is bound or the AMI may be subject, or any statute, order, judgment or other law or ruling of any competent authority applicable to it; and

(iv)	it is lawfully authorized to hold any real property under the laws of the jurisdiction in which the Property is situate.

(b)

The representations and warranties contained in this section are provided for the exclusive benefit of the Vendor, and a breach of any one or more thereof may be waived by the Vendor in whole or in part at any time without prejudice to its rights in respect of any other breach of the same or any other representation or warranty, and the representations and warranties contained in this section shall survive the execution hereof.

4.	GRANT AND EXERCISE OF PARTICIPATION AMI AGREEMENT.

(a)

The Vendor hereby grants to the Company the Participation right to acquire up to an undivided 100% gross, 75% net revenue interest to the Vendor’s right, title and interest in and to the 100 wells the Company funds, free and clear of all charges, encumbrances, claims, liabilities and adverse interests of any nature or kind.

	(b)	The Participation right shall be in good standing and exercisable by the Company by paying the following amounts on or before the dates specified in the following schedule:

		(i)	Issuing to the Vendor 100,000 common shares in the capital stock of the Company as soon as practicable following the execution of this Agreement,

		(ii)	Drilling up to 10 wells in year one and issuing 10,000 common shares per producing well after 60 days of commercial production on or before the first anniversary of this Agreement,

		(iii)	Drilling up to 20 wells in year two and issuing 10,000 common shares per producing well after 60 days of commercial production on or before the second anniversary of this Agreement,

		(iv)	Drilling up to 30 wells in year three and issuing 10,000 common shares per producing well after 60 days of commercial production on or before the third anniversary of this Agreement, and

(v)	Drilling up to 40 wells in year four and issuing 10,000 common shares per producing well after 60 days of commercial production on or before the fourth anniversary of this Agreement.

(c)	The Vendor acknowledges and agrees that the Shares will be subject to hold periods and restrictions on resale in accordance with applicable securities laws.

(d)	All payments made pursuant to Section 4(b) shall be made and delivered to as the Vendor may instruct.

(e)	Excess wells drilled in any one year will count against the future years well drilling commitment

5.	CLOSING, POSSESSION, AND NO ADJUSTMENTS

(a)

The Closing will take place on September 17, 2013 at 4:00PM (PST), on the Closing Date at the offices of Enertopia Corp, or at such other place, date, and time as may be mutually agreed upon by the parties hereto.

	(b)	The Vendors hereby deliver the Participation and Property Rights contemplated within this Agreement, free of any other claim to possession and any tenancies, to the Purchasers on the Closing Date.

(c)

Upon Closing and the execution of this Agreement by both the Vendor and the Company, two (2) executed copies of this Agreement (or counterparts thereof) substituting original signature pages as required are to be executed with original signatures on each, and one fully executed copy shale be provided to each of the Vendor and the Company.

	(d)	The Company, within 5 business days of the Closing, shall deliver or cause to be delivered to the Vendor the share payment noted in Section 4.(b)(1) of 100,000 common shares of Company stock.

(i)

6.

RIGHT OF ENTRY. Throughout the Participation Period, the Company and its directors, officers, employees, servants, agents and independent contractors, shall have the right in respect of the Property to:

	(a)	enter thereon;

	(b)	do such evaluation, monitoring, investigation and other work thereon and thereunder as the Company in its discretion with the operator and vendor that may be advisable;

7.	OBLIGATIONS OF THE COMPANY DURING PARTICIPATION PERIOD. During the Participation Period, the Company shall:

	(a)	keep the Agreement in good standing during the Participation Period as per clause 4 (b);

(b)

permit the partners, employees and designated consultants of the Vendor, at their own risk and expense, access to the Property at all times, and the Vendor agrees to indemnify the Company against and to save it harmless from all costs, claims, liabilities and expenses that the Company may incur or suffer as a result of any injury (including injury causing death) to any partner, employee or designated consultant of the Vendor while on the Property;

	(c)	do all work on the Property in a good and workmanlike fashion and in accordance with all applicable laws, regulations, orders and ordinances of any governmental authority;

(d)

indemnify and save the Vendor harmless in respect of any and all costs, claims, liabilities and expenses arising out of the Company activities on the Property, but the Company shall incur no obligation hereunder in respect of any such costs, claims, liabilities and expenses arising or damages suffered after termination of the Participation period if upon termination of the Participation period any workings on or improvements to the Property made by the Company are left in a safe condition and in full compliance with requirements of all environmental laws and regulations;

(e)	permit the Vendor, at its own expense, access to the Property as long as this agreement is in effect;

(f)

deliver to the Vendor, forthwith upon receipt thereof, copies of all reports, maps, and other technical data compiled by or prepared at the direction of the Company with respect to the oil and gas Leases.

The Vendor acknowledges and agrees that all technical and other information concerning the Property provided by the Company to it, directly or indirectly, shall be treated as confidential information, and it shall not copy, transmit or otherwise disclose, disseminate or use such information, including but not limited to use in violation of insider trading and other provisions of applicable securities laws, without the express written consent of the Company, except for information news released or made public in another manner by the Company prior to release by the Vendor.

8.	TERMINATION OF PARTICIPATION AGREEMENT.

	(a)	The Participation Agreement shall terminate:

(i)

subject to paragraph 14 hereof, upon the Company failing to drill the minimum number of wells or issuance of Shares which must be made or issued in exercise of the Participation Agreement in any calendar year;

		(ii)	subject to paragraph 14 hereof, upon the Company failing to remedy a default as provided therein; or

		(iii)	at any other time, by the Company giving a minimum of ninety (90) days notice of such termination to the Vendor.

	(b)	If the Participation Agreement is terminated otherwise than upon the completion of the 100 well program thereof, the Company shall:

(i)

deliver or make available at no cost to the Vendor, within 90 days of such termination, all copies of all reports, maps, and other relevant technical data compiled by, prepared at the direction of, or in the possession of the Company with respect to the Property and not theretofore furnished or made available to the Vendor;

(ii)

reclaim the Property in accordance with the requirements of all applicable environmental laws and regulations, but only to the extent that such requirements result from the Company’s activities on the Property hereunder.

(c)

If the Participation Agreement is terminated otherwise than upon the completion of the 100 wells, the Company retains its 100% gross interest and 75% net revenue interest to the right, title and interest in each well the Company has funded, the Company shall have the right, within a period of 180 days following the end of the AMI Participation Agreement, to remove from the Property all buildings, plant, equipment, machinery, tools, appliances and supplies which have been brought upon the Property by or on behalf of the Company, and any such property not removed within such 180 day period shall thereafter become the property of the Vendor.

9.

POWER TO CHARGE PROPERTY. The Vendor shall not grant or permit to exist any liens, charges or mortgages (collectively referred to as an "encumbrance") upon the wells funded by the Company or any portion thereof. At any time after the Company has funded a well , in whole or in part, the Company may grant encumbrances upon its 100% and 75% net interest, to secure financing for the development of the Property, always provided that, unless otherwise agreed to by the Vendor, it shall be a term of each encumbrance that the encumbrancee or other person acquiring title to the Property upon enforcement of the encumbrance shall hold the same subject to the Royalty as if the encumbrancee or such other person had executed this Agreement.

10.

TRANSFERS. The Company may at any time either during the Participation Period or thereafter, sell, transfer or otherwise dispose of all or any portion of its interest in and to the wells it has participated in and this Agreement provided that any purchaser, transferee or recipient of any such interest shall have first delivered to the Vendor a written agreement to be bound by the terms of this Agreement.

11.	FORCE MAJEURE.

(a)

If the Company is at any time either during the Participation Period or thereafter prevented or delayed in complying with any provisions of this Agreement by reason of strikes, lock-outs, labour shortages, power shortages, fuel shortages, fires, wars, acts of God, governmental regulations restricting normal operations, shipping delays or any other reason or reasons, other than lack of funds, beyond the control of the Company, the time limited for the performance by the Company of its obligations hereunder shall be extended by a period of time equal in length to the period of each such prevention or delay except where in violation of the underlying agreements, but nothing herein shall discharge the Company from its obligations hereunder to maintain the option in good standing;

(b)

The Company shall give prompt notice to the Vendor of each event of force majeure and upon cessation of such event shall furnish to the Vendor with notice to that effect together with particulars of the number of days by which the obligations of the Company hereunder have been extended by virtue of such event of force majeure and all preceding events of force majeure.

12.

CONFIDENTIAL INFORMATION. No information furnished by the Company to the Vendor hereunder in respect of the activities carried out on the Property by the Company, or related to the sale of oil or other product derived from the Property, shall be published or disclosed by the Vendor without the prior written consent of the Company, but such consent in respect of the reporting of factual data shall not be unreasonably withheld, and shall not be withheld in respect of information required to be publicly disclosed pursuant to applicable securities or corporation laws, regulations or policies. Where such information has been news released or put into the public domain in some other manner by the Company no such approval is necessary either prior to or following disclosure by the Vendor.

13.	ARBITRATION.

(a) All questions or matters in dispute under this Agreement shall be submitted to arbitration pursuant to the terms hereof.

(b)

It shall be a condition precedent to the right of any party to submit any matter to arbitration pursuant to the provisions hereof, that any party intending to refer any matter to arbitration shall have given not less than 30 days' prior notice of its intention to do so to the other party, together with particulars of the matter in dispute. On the expiration of such 30 days, the party who gave such notice may proceed to refer the dispute to arbitration as provided in paragraph (c).

(c)

The party desiring arbitration shall appoint one arbitrator, and shall notify the other party of such appointment, and the other party shall, within 30 days after receiving such notice, either consent to the appointment of such arbitrator which shall then carry out the arbitration or appoint an arbitrator, and the two arbitrators so named, before proceeding to act, shall, within 30 days of the appointment of the last appointed arbitrator, unanimously agree on the appointment of a third arbitrator to act with them and be chairman of the arbitration herein provided for. If the other party shall fail to appoint an arbitrator within 30 days after receiving notice of the appointment of the first arbitrator, the first arbitrator shall be the only arbitrator. If the two arbitrators appointed by the parties shall be unable to agree on the appointment of the chairman, the chairman shall be appointed under the provisions of the Commercial Arbitration Act of British Columbia. Except as specifically otherwise provided in this section, the arbitration herein provided for shall be conducted in accordance with such Act. The chairman, or in the case where only one arbitrator is appointed, the single arbitrator, shall fix a time and place in Vancouver, British Columbia, for the purpose of hearing the evidence and representations of the parties, and he shall preside over the arbitration and determine all questions of procedure not provided for under such Act or this section. After hearing any evidence and representations that the parties may submit, the single arbitrator, or the arbitrators, as the case may be, shall make an award and reduce the same to writing, and deliver one copy thereof to each of the parties. The expense of the arbitration shall be paid as specified in the award.

(d)	The parties agree that the award of a majority of the arbitrators, or in the case of a single arbitrator, of such arbitrator, shall be final and binding upon each of them.

14.	DEFAULT. If at any time during the Participation Period, the Company is in default of any material provision in this Agreement, the Vendor may terminate this Agreement, but only if:

	(a)	it shall have first given to the Company a notice of default containing particulars of the obligation which the Company has not performed, or the warranty breached; and

(b)

the Company has not, within 60 days following delivery of such notice of default, cured such default or commenced proceedings to cure such default by appropriate payment or performance, the Company hereby agreeing that should it so commence to cure any default it will prosecute the same to completion without undue delay.

Should the Company fail to comply with the provision of subparagraph (b), the Vendor may thereafter terminate this Agreement by giving notice thereof to the Company, always provided that the default in question has not been cured or substantially cured at the time of the Company giving such notice of termination.

15.

NOTICES. Each notice, demand or other communication required or permitted to be given under this Agreement shall be in writing and shall be delivered or telecopied to such party at the address for such party specified above. The date of receipt of such notice, demand or other communication shall be the date of delivery thereof if delivered or, if given by telecopier (with electronic confirmed receipt), shall be deemed conclusively to be the next business day. Either party may at any time and from time to time notify the other party in writing of a change of address and the new address to which notice shall be given to it thereafter until further change.

16.	GENERAL.

	(a)	This Agreement shall supersede and replace any other agreement or arrangement, whether oral or written, heretofore existing between the parties in respect of the subject matter of this Agreement.

(b)

No consent or waiver expressed or implied by either party in respect of any breach or default by the other in the performance by such other of its obligations hereunder shall be deemed or construed to be a consent to or a waiver of any other breach or default.

(c)

The parties shall promptly execute or cause to be executed all documents, deeds, conveyances and other instruments of further assurance and do such further and other acts which may be reasonably necessary or advisable to carry out fully the intent of this Agreement or to record wherever appropriate the respective interest from time to time of the parties in the Property.

	(d)	This Agreement shall enure to the benefit of and be binding upon the parties and their respective successors and permitted assigns.

(e)	This Agreement shall be governed by and construed in accordance with the laws of British Columbia.

(f)	Time shall be of the essence in this Agreement.

(g)	Wherever the neuter and singular is used in this Agreement it shall be deemed to include the plural, masculine and feminine, as the case may be.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

SIGNED AND DELIVERED BY
Downhole Energy, LLC

Per:

_______________________________
Authorized Signatory

SIGNED AND DELIVERED BY
Enertopia Corporation

Per:

_______________________________
Authorized Signatory

SCHEDULE "A"

DOWNHOLE DRILLING AMI

			POTENTIAL WELL
LEASE NAME	COUNTY	ACERAGE	LOCATIONS
COPELAND	FOREST,PA	105	20
FOGAL FARM	FOREST,PA	117	17
GORMAN	FOREST,PA	34	5
MILFORD	FOREST,PA	250	18
MILLER	FOREST,PA	100	3
MONROSE	FOREST,PA	256	50
RENSA	FOREST,PA	60	10
OAK HILLS	VENANGO,PA	600	150
SCOTT	VENANGO,PA	52	12
SCOTT 2	VENANGO,PA	600	150
SPEERSTRA	VENANGO,PA	250	50
RENO	VENANGO,PA	220	32
WRIGHT	VENANGO,PA	280	90

2

SCHEDULE "B"

AUTHORITY FOR EXPENDENTURE (Example)

Town:
Well Name:
County/ State:
DESCRIPTION	TOTAL WELL
INTANGIBLES:
Contract Drilling	$23,400.00
Day Work/ Rig Time	$1,400.00
Stake/ Survey/ Permits	$1,500.00
Surface Damage/ Water	$1,500.00
Build Location/ Pits	$4,850.00
Restore Location	$3,500.00
Open Hole Logs	$2,500.00
Weld Surface Casing/ Well Head	$650.00
Casing/ Drive Pipe	$6,200.00
Cement Casing	$2,800.00
Perforating/ Notching	$1,750.00
Frac Tank/ Packer	$1,200.00
Water	$1,250.00
Wellsite Geology	$500.00
O/S Administrative/ Drilling	$2,500.00
Contract Hauling	$600.00
Casing Crew/ Tongs	$1,680.00
Complition Unit	$8,500.00
Frac & Acid Treatment	$22,500.00
Roustabout Labor	$5,000.00
O/S Administrative/ Completion	$2,500.00
Gravel/ Pads/ Roads	$4,000.00
Trucking/ Water Hauling	$1,500.00
Legal/ Increased Density	$4,900.00
Well Location Fee's	$10,000.00
Misc. Incidnetals/ Contingensies	$3,000.00
TOTAL INTANGIBLES:	$119,680.00

TANGIBLES:
Tubing/ 2 3/8"	$3,220.00
Rods	$2,200.00
Braden Head	$500.00
Tubing Head	$500.00
Stock Tanks - 210	$4,300.00
Water Tank	$1,300.00
Pumping Unit	$2,300.00
Electric Motor/ Panel Box	$800.00
Flowline/ T & B	$3,700.00
Misc. Connections/ Valves/ Etc	$700.00
Electric Line/ Reda Cable	$800.00
TOTAL TANGIBLES	$20,320.00
TOTAL WELL COST/ TURNKEY	$140,000.00